Exhibit 99.2

PARIS RE Holdings Limited
2006 EQUITY INCENTIVE PLAN
(amended on October 1, 2009)

SECTION 1. PURPOSE; DEFINITIONS AND INTERPRETATION

1.1          Purpose

The purpose of this PARIS RE Holdings Ltd 2006 Equity Incentive Plan (the “Plan”) is to give the Company a competitive advantage in attracting, retaining and motivating Corporate Officers and Employees, and to provide the Company and its Subsidiaries with a share plan providing incentives directly linked to shareholder value. Certain terms used herein have definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below.

1.2	Interpretation

The Plan has been drafted so as to comply notably with the provisions of Articles L. 225-177 to L. 225-185 and Articles L. 225-197-1 to L. 225-197-3 of the French Commercial Code and French employment law for the Awards made notably to French Participants. This Plan shall be construed and operated with that intention.

However, since Awards under the Plan may be made to Eligible Individuals who are not French Participants, certain provisions of the Plan are expressed to be applicable only to French Participants and certain provisions of the Plan are expressed to be applicable only to Participants who are not French Participants, and the Plan shall be construed accordingly. In the case of French Participants, in the event of a conflict between the terms and conditions of the Plan that are expressed to be applicable only to French Participants and those not so expressed, the terms and conditions which are expressed to be applicable to French Participants shall prevail.

Reference to the singular shall include reference to the plural.

Reference to the masculine shall include the feminine and neuter genders and vice versa.

1.3           Definitions

In this Agreement, except where a different interpretation is necessary in the context, the words and expressions set out below shall have the following meanings:

“Applicable Exchange”	means such securities exchange as may at the applicable time be the principal market for the Common Shares;

“Award”	means an award of Restricted Share Units and/or Options granted pursuant to the terms of the Plan;
“Award Document”	means a written document setting forth the terms and conditions of a specific Award;
“Board”	means the board of directors of the Company;
“Cause”
means:

(a)       in the case of a French Participant only, dismissal for gross misconduct (“faute grave”) or willful misconduct (“faute lourde”) as defined under French Law; and

(b)       in the case of Participants who are not French Participants, unless otherwise provided in an Award Document: (i) “Cause” as defined in any Individual Agreement or Award Document to which the applicable Participant is a party: or if (i) there is no such Individual Agreement; or (ii)  such Individual Agreement does not define Cause, then “Cause” shall mean: (A) commission of: (i) a felony (or its equivalent in a non-United States jurisdiction); or (ii) other conduct of a criminal nature that has or is likely to have a material adverse effect on the reputation or standing in the community of the Company or an Affiliate or a Subsidiary that legally prohibits the Participant from working for the Company, its Affiliates or a Subsidiary; (B) breach by the Participant of a regulatory rule that adversely affects the Participant’s ability to perform the Participant’s duties to the Company and its Affiliates and Subsidiaries; (C) dishonesty on the part of the Participant in the course of fulfilling his employment duties; (D) deliberate failure on the part of the Participant to: (i) perform the Participant’s principal employment duties; (ii) comply with the policies of the Company and its Affiliates and Subsidiaries in any material respect; or (iii) to follow specific reasonable directions received from the Company and its Affiliates and Subsidiaries; (E) the Participant’s inability substantially to perform his or her duties to the Company and its Affiliates and Subsidiaries); or (F) before a Change in Control, such other events as shall be determined by the Committee and set out in a Participant’s Award Document;

“Change in Control”	has the meaning set out in Section 7(b);

“Code”
Means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto; the Treasury Regulations thereunder and other relevant interpretive guidance issued by the Internal Revenue Service or the Treasury Department. Reference to any specific section of the Code shall be deemed to include such regulations and guidance, as well as any successor provision of the Code;

“Commission”	means the Securities and Exchange Commission or any successor agency;
“Committee”	has the meaning set out in Section 2.1;
“Common Shares”	means the Class A Voting Common Shares of the Company;
“Company”	means PARIS RE Holdings Limited, a Bermuda exempted company;
“Corporate Officer”	shall mean a corporate officer (“mandataire social”) as defined in Article L. 225-185 and L. 225-197-1, II of the French Commercial Code;
“Disability”
means:

(a)           in the case of a French Participant only, disability permitting termination (corresponding to the classification of the second or third categories of Article L 341-4 of the French social security code); and

(b)          in the case of a Participant who is not a French Participant, only, “Disability” as defined in any Individual Agreement to which the Participant is a party; or if (i) there is no such Individual Agreement; or (ii) the Individual Agreement does not define Disability, then “Disability” shall mean:  (A) permanent and total disability as determined under the Company’s, the Affiliate’s or the Subsidiary’s (as the case may be) long-term disability plan  as the same is applicable to the Participant; or (B) if there is no such plan applicable to the Participant, “Disability” shall have the meaning ascribed to it by the Committee;

“Disaffiliation”
means a Subsidiary or Affiliate ceasing to be a Subsidiary or Affiliate of the Company for any reason (including, without limitation, as a result of a public offering, or a spin-off or sale by the Company (or its parent undertaking, as the case may be), of the shares of the Subsidiary or Affiliate) or a sale of a division of the Company or its Affiliates or its Subsidiaries;

“Employee”	means a current salaried employee only, as defined by French Laws;
“Eligible Individuals”
Means:

(a)       if the Shares are not listed on an Applicable Exchange, an Employee of the Company or of a Subsidiary and a Corporate Officer of the Company; and

(b)      if the Shares are listed on an Applicable Exchange, an Employee of the Company or of a Subsidiary and a Corporate Officer of the Company or of  a Subsidiary;

“Exchange Act”	means, the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto;
“Fair Market Value”
means:

(a)       if the Shares are listed on an Applicable Exchange, as of any given date, the closing price for the Shares on such date on the Applicable Exchange, or if the Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares were traded, all as reported by such source as the Committee may select; and

(b)       if the Shares are not listed on an Applicable Exchange, Fair Market Value shall be determined in accordance with the objective methods applicable to the valuation of shares which takes account of the Company's net assets position, profitability and business prospects, applying a weighting specific to each case. The said criteria are assessed, if appropriate, on a consolidated basis or, failing that, by taking the financial elements of significant Subsidiaries into account. Failing this, the Fair Market Value is determined by dividing the amount of the revalued net assets by the number of securities in existence calculated on the basis of the most recent balance sheet ;

“French Commercial Code”	means “Code de commerce français”;
“French Laws”	means all applicable French laws, including case law;
“French Participant”
means:

(a)       a Participant who is  subject to French taxation (i.e. income tax and/or social security contributions) at the Grant Date; or

(b)       a Participant whose Award Document provides that he/she is considered as a French Participant and therefore is subject to the provisions of the Plan applicable to French Participants.

“Grant Date”	means the date on which the Committee by resolution selects an Eligible Individual to receive a grant of an Award and determines the number of Shares to be subject to such Award;
“Individual Agreement”	means an employment or similar agreement between a Participant and the Company or one of its Subsidiaries or Affiliates that is in effect as of the Grant Date of an Award hereunder;
“Option”	means an Award granted pursuant to Section 5;
“Participant”	means an Eligible Individual to whom an Award is or has been granted;
“Plan”	has the meaning set out in Section 1.1 above;
“Restricted Share Unit” or “RSU”
means a conditional right to receive, free of charge, at the date of vesting, one Share for each Restricted Share Unit awarded, provided the condition(s) set forth in the applicable Award Document is or are satisfied at the date of vesting, such Award to be granted under Section 6;

“Retirement”
means:

(a)       in the case of a French Participant only, retirement as defined by French Laws and the applicable collective bargaining agreement; and

(b)       in the case of a Participant who is not a French Participant (unless otherwise determined by the Committee and subject to any minimum retirement ages stipulated under the laws applicable to the relevant Participant) retirement from active employment with the Company, a Subsidiary or an Affiliate in accordance with the Company, the Subsidiary and/or its Affiliate local retirement policy.

“Share” “Swiss Participant”	means a Common Share; means a Participant whose place of work is mainly in Switzerland
"Subsidiary" and “Subsidiaries”
means, pursuant to Section L. 225-180 and L. 225-197-2 of the French Commercial Code:

(a)       if the  Shares are not traded on an Applicable Exchange, a company of which at least 10% of the share capital or voting rights are held directly or indirectly by the Company; and

(b)       if the  Shares are traded on an Applicable Exchange: (i) a company of which at least 10% of the share capital or voting rights are held directly or indirectly by the Company; (ii) a company which holds at least one tenth of the share capital or voting rights of the Company; or (iii) an Affiliate being, for these purposes, a company, 50% of the share capital or voting rights of which are held, directly or indirectly, by a company that holds, directly or indirectly, at least 50% of the Company;

“Term”	means the maximum period during which an Option may remain outstanding, subject to earlier termination upon Termination of Employment or otherwise, as specified in the applicable Award Document;
“Termination of Employment” means:
means:

(a)       in the case of a French Participant who is an Employee only, the actual end of the employment relationship, as determined under French Laws; and

(b)      in the case of a French Participant who is a Corporate    Officer only, the revocation of the officer’s office; such corporate officer’s resignation from office; or the expiry of the normal term of such office (as the case may be); and

(c)       in the case of a French Participant who is an Employee and a Corporate Officer, the latter of the date on which such French Participant’s employment terminates and the date on which his corporate office terminates, in accordance with (a) and (b) above; and

(d)       in the case of Participant who is not a French Participant, the termination of the applicable Participant’s employment with the Company and any of its Subsidiaries or Affiliates. A Participant employed by a Subsidiary or an Affiliate or a division of the Company shall be deemed to incur a Termination of Employment if, as a result of a Disaffiliation, such Subsidiary, Affiliate, or division ceases to be a Subsidiary, Affiliate or division, as the case may be, of the Company and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate;

“Voluntary Termination”	means Termination of Employment due to the Participant’s voluntary resignation.
“Involuntary Termination Without Cause”	means Termination of Employment for any reason other than death, Disability, Retirement, for Cause or Voluntary Termination.

SECTION 2. ADMINISTRATION

2.1	Committee.

The Plan shall be administered by the compensation committee of the Board or such other committee or subcommittee of the Board as the Board may from time to time designate (the “Committee”), which shall be composed of not less than one director, and shall be appointed by and serve at the pleasure of the Board. The Committee shall, subject to Section 8, have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals. Among other things, the Committee shall have the authority, subject to the terms of the Plan:

2.1.1	to select the Eligible Individuals to whom Awards may from time to time be granted;

2.1.2	to determine whether and to what extent, Options, or Restricted Share Units, are to be granted hereunder;

2.1.3	to determine the terms and conditions of each Award granted hereunder, based on such factors as the Committee shall determine;

2.1.4	subject to Section 10, to modify, amend or adjust the terms and conditions of any Award, at any time or from time to time;

2.1.5	to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

2.1.6	to interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Document or agreement relating thereto);

2.1.7	to establish any “closed periods” that the Committee in its sole discretion deems necessary or advisable; and

2.1.8	to otherwise administer the Plan.

2.2	Procedures.

2.2.1
The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the listing standards of the Applicable Exchange and subject to Section 9, allocate all or any portion of its responsibilities and powers to any one or more of its members, acting as a sub-committee or otherwise, and may delegate all or any part of its responsibilities and powers to any person or persons selected by it.

2.2.2
Any authority granted to the Committee may also be exercised by the full Board. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

2.3	Discretion of Committee.

Subject to any determination made by the Committee, or by an appropriately delegated sub-committee or officer pursuant to a delegated authority pursuant to the provisions of the Plan and the Company’s Bye-laws, Awards shall be made in the sole discretion of the Committee or such delegate. All decisions made by the Committee or any appropriately delegated officer or sub-committee pursuant to the provisions of the Plan shall (subject, if applicable, to the notification to, or consent of, the Participant, if so required in accordance with applicable laws) be final and binding on all persons, including the Company, Participants and Eligible Individuals.

2.4	Award Documents.

The terms and conditions of each Award, as determined by the Committee, shall be set forth in a written Award Document, which shall be delivered to the Participant receiving such Award upon, or as promptly as is reasonably practicable following, the grant of such Award and which shall be acknowledged in writing by the Participant. Award Documents may be amended only in accordance with Section 10.

SECTION 3. SHARES SUBJECT TO PLAN

3.1	Maximum Number of Shares.

3.1.1	The maximum number of Shares that may be delivered pursuant to Awards under the Plan shall not exceed 495,351 Shares in respect of Awards of RSUs and 343,868 Shares in respect of Options.

3.1.2
No Award can be made to a Participant who is holder of more than 10% of the Company’s share capital or who may, as a result of such Award become the holder of more than 10% of the Company’s share capital.

3.2	Availability of Shares.

3.2.1
Shares shall be made available from the authorised and unissued shares of the company and authorised and issued reacquired and held as treasury shares or otherwise or a combination thereof to satisfy Awards under the plan.

3.2.2
To the extent that any Award is forfeited, or any Option terminates, expires or lapses without being exercised, the Shares subject to such Awards not delivered as a result thereof shall again be available for Awards under the Plan.

3.3	Adjustment

The Board or the Committee may make the following adjustments:

3.3.1
In the case of Options, the Option Price and the number of Options are not capable of adjustment once the Option has been granted, except in cases which are authorised or compulsory under French Laws. The Option price and the number of Options shall in particular be adjusted upon the occurrence of the events specified under Article L. 225-181 of the French Commercial Code. Subject to Section 3.3.3 below, any such adjustments shall be made in accordance with French Laws.

3.3.2
In the case of Restricted Share Units, neither the number of RSUs granted or the number of Shares delivered pursuant to an RSU shall be capable of adjustment, except in cases which would be authorised or rendered compulsory under French Laws, notably as set forth in article 225-197-1 III of the French Commercial Code. Subject to Section 3.3.3 below, any such adjustments shall be made in accordance with French Laws.

3.3.3
Notwithstanding Sections 3.3.1 and 3.3.2 above, in the case of a Participant (other than a French Participant) who is subject to taxation in the US under section 409 A of the Code: (i) any adjustments made pursuant to this Section 3 to Awards that are treated as “non-qualified deferred compensation” subject to

Section 409A of the Code shall be made in compliance with the requirements of Section 409A of the Code; (ii) any adjustments made pursuant to this Section 3 to Awards that are not treated as “non-qualified deferred compensation” subject to Section 409A of the Code shall be made in such a manner as to ensure that after such adjustment, the Awards either: (A) continue not to be subject to Section 409A of the Code: or (B) comply with the requirements of Section 409A of the Code; and (iii) in any event, neither the Committee nor the Board shall have the authority to make any adjustments pursuant to this Section 3 to the extent the existence of such authority would cause an Award that is not intended to be subject to Section 409A of the Code at the Grant Date to be subject thereto.

SECTION 4. ELIGIBILITY

Awards may be granted under the Plan to Eligible Individuals.

SECTION 5. OPTIONS

5.1	Timing of grant

5.1.1	In the case of French Participants only, Awards shall not be granted to Participants during a “Closed Period” (as such term is defined below).

5.1.2	For the purposes of this Section 5.1, a Closed Period means any of the following periods:

(i)	10 trading days after (i) the payment of a dividend; or (ii) after an increase of capital reserved to the shareholders;

(ii)
if at any time the Shares are traded on an Applicable Exchange, the period of ten quotation days preceding and following the disclosure to the public of the consolidated financial statements of the Company;

(iii)
if at any time the Shares are traded on an Applicable Exchange, the period as from the date the corporate management entities (involved in the governance of the Company, such as the Board) of the Company have been disclosed information which could, in the case it would be disclosed to the public, significantly impact the quotation of the Shares, until ten quotation days after the day such information is disclosed to the public.

5.2	Option Terms and Conditions.

All Options granted to Participants under the Plan shall be evidenced by an Award Document, which shall be subject to applicable provisions of the Plan, and such other provisions as the Committee may adopt, and which shall include the following provisions:

5.2.1	Option Price: The option price per share of Options (“Option Price”) shall be determined at the Grant Date in accordance with Section 5.3.

5.2.2	Period and Transfer: The terms of each Option shall be fixed by the Committee provided that no Options can be exercised after the tenth anniversary of the Grant Date.

5.2.3	Non-transferability: no Option shall be sold, transferred, assigned or otherwise disposed of except as provided in section 5.6.1

5.2.4
Time of Exercise: Except as otherwise provided in the Plan or in any Award Document or as otherwise determined by the Committee, Options shall be subject to a four year cliff vesting period and shall be subject to such terms and conditions as shall be determined by the Committee (subject to applicable laws). The Committee may at any time accelerate the vesting of any Option, in whole or in part, for any reason including the specific situation described in Section 5.6 below.

5.2.5
In the event that Options are granted to a Corporate Officer, the Board or the Committee shall determine in the Award Document the restrictions on transfer by the Corporate Officer prior to his Termination of Employment of any or all of the Shares acquired by the relevant Corporate Officers by virtue of the exercise of the relevant Option.

5.2.6
In addition to the restrictions referred to in Section 5.2.5 above, the Committee may impose such limitations and prohibitions on dealing by a Participant in any Shares following the exercise of an Option as it deems appropriate.

5.2.7
Except as otherwise provided in the Plan or in any Award Document or as otherwise determined by the Committee and subject to Section 5.2.4 above, any Options granted will vest (i.e. become exercisable) provided that a Termination of Employment has not occurred in relation to the Participant on or before the vesting date as set forth in the Award Document.

5.3	Option Price.

5.3.1	The Option Price per Share subject to an Option shall be determined by the Committee and set forth in the applicable Award Document.

5.3.2	If the Shares are not listed on an Applicable Exchange, the Option Price per Share shall not be less than the Fair Market Value of a Share on the applicable Grant Date.

5.3.3	If the Shares are listed on an Applicable Exchange, the Option Price per Share is the higher of:

(i)	the Fair Market Value of a Share on the Grant Date;

(ii)	95% of the average of the market value of a Share during the 20 trading days preceding the Grant Date; and

(iii)	95% of the average purchase price of a Share purchased by the Company, if the Shares to be delivered upon exercise are Shares purchased on the open market prior to the exercise date.

5.4	Method of Exercise.

Subject to the provisions of this Section 5, Options may be exercised, in whole or in part, at any time during the applicable Term by giving written notice of exercise to the Company specifying the number of Shares as to which the Option is being exercised; provided, however, that, unless otherwise permitted by the Committee, any such exercise must be with respect to a portion of the applicable Option relating to no less than the lesser of the number of Shares then subject to such Option or 10 Shares. In the case of the exercise of an Option, such notice shall be accompanied by payment in full of the purchase price (which shall equal the product of such number of Shares multiplied by the Option Price) by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made as follows:

5.4.1
payments may be made in the form of unrestricted Shares (by delivery of such Shares or by attestation) of the same class as the Shares subject to the Option already owned by the Participant (based on the Fair Market Value of the Shares on the date the Option is exercised);

5.4.2
to the extent permitted by applicable laws, payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms. To the extent permitted by applicable law, the Committee may also provide for Company loans to be made for purposes of the exercise of Options; and

5.4.3
payment may be made by instructing the Committee to withhold a number of Shares having a Fair Market Value (based on the Fair Market Value of the Shares on the date the applicable Option is exercised) equal to the product of (A) the Option Price multiplied by (B) the number of Shares in respect of which the Option shall have been exercised.

5.5	Delivery; Rights of Shareholders.

No Shares shall be delivered pursuant to the exercise of an Option until the Option Price therefore has been fully paid and applicable taxes, when applicable have been withheld. Subject to Section 12.4 the applicable Participant shall have all of the rights of a shareholder of the Company holding the class of Shares that is subject to the Option (including, if applicable, the right to vote the applicable Shares and the right to receive dividends), when the Participant (i) has given written notice of exercise; (ii) if requested, has given the representation described in Section 12.1; (iii) in the case of an Option, has paid in full for such Shares; and (iv) has been entered into the Company’s Register of Members with respect to such Shares. Shares purchased or subscribed under the Plan shall be recorded in an account in the name of the Company or a broker or in such manner as the Committee may otherwise determine to ensure compliance with applicable law.

5.6	Terminations of Employment.

Options which have not vested shall lapse and Options which have not been exercised shall no longer be exercisable and in any event be of no further effect upon such Participant’s Termination of Employment, except as set out below:

5.6.1
Upon Termination of Employment by reason of death, the relevant Participant’s heirs may exercise any Options granted to the deceased Participant within a period of six months following the date of the Participant’s death.

5.6.2        Upon a Participant’s Termination of Employment by reason of Disability:,

(i)
any Option granted to that Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of: (A) the 180th day following the date of such Termination of Employment; and (B) the date of expiry of the Term thereof; and

(ii)
Options granted to that Participant that were not exercisable immediately before the Termination of Employment shall become capable of being exercised at any time until the earlier of: (A) the 180th day following the date of such Termination of Employment: and (B) the date of expiry of the Term thereof.

5.6.3	Upon a Participant’s Termination of Employment by reason of Retirement:

(i)
any Option granted to that that Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of: (A) the 180th day following the date of such Termination of Employment; and (B) the date of expiry of the Term thereof; and

(ii)
Options granted to that Participant that were not exercisable immediately  shall become capable of being  exercised at any time until the earlier of: (A) the 180th day following the date of such Termination of Employment; and (B) the date of expiry of the Term thereof.

5.6.4	Upon a Participant’s Termination of Employment for Cause,

(i) any Option granted to that Participant that was exercisable before the Termination of Employment shall no longer be exercisable

(ii) Options granted to that Participant that were not exercisable immediately shall not be capable of being exercised and shall lapse and be of no further effect with effect from the date of such Termination of Employment

5.6.5	Upon a Participant’s Termination of Employment for Voluntary Termination:

(i)
any Option granted to that Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 90th day following such Termination of Employment and (B) expiration of the Term thereof; and

(ii)
Options granted to that Participant that were not exercisable immediately shall not be capable of being exercised and shall lapse and be of no further effect with effect from the date of such Termination of Employment.

5.6.6	Upon a Participant’s Termination of Employment for Involuntary Termination Without Cause:

(i)
any Option granted to that Participant that was exercisable immediately before the Termination of Employment may be exercised at any time until the earlier of (A) the 180th day following such Termination of Employment and (B) expiration of the Term thereof; and

(ii)
Options granted to that Participant that were not exercisable immediately shall not be capable of being exercised and shall lapse and be of no further effect with effect from the date of such Termination of Employment.

5.6.7
Notwithstanding the foregoing provisions of this Section 5.6, except in the event of death of a Participant, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment, or to provide different rules in the Award Document; provided however, that if such rules are less favourable to the relevant Participant than those set forth above, such rules shall be set forth in the applicable Award Document.

SECTION 6. RESTRICTED SHARE UNITS

6.1
Subject to the terms and provisions of the Plan, RSUs may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee provided always that RSU shall be granted free of charge.

6.2
Each grant of RSUs shall be evidenced by an Award Document that shall specify the number of Shares to which the Award relates, any periods of restriction, the vesting conditions, and such other provisions as the Committee shall determine.

6.3	RSUs shall not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except as provided in section 6.13.1

6.4
Subject to the terms and provisions of the Plan and the following provisions of this Section 6.4, the Committee shall impose such vesting conditions on any RSUs as it may deem advisable and as are set forth in the Award Document including, without limitation, vesting conditions based upon continued employment with and employee presence within the Company or a Subsidiary provided always that the Shares underlying the RSUs granted shall be delivered to Participants:

6.4.1.	on a date which falls no earlier than the second anniversary from the Grant Date and no later than the third anniversary from the Grant Date; and

6.4.2
(subject to Section 6.6 below), the Shares delivered pursuant to the Award must be held by each Participant until the expiry of a minimum period of two years (“Holding Period”) from the date that the Shares were delivered, except in any event provided under French Laws as an exception to such Holding Period, notably in the event of death and Disability (if provided by the French commercial Code).

This Holding Period remains applicable in the event of Termination of Employment, except in the event of death and, if provided by French law, Disability.

6.5           For the purposes of Section 6.4, the Shares delivered pursuant to any RSUs shall be recorded in an account in the name of the Participant with the Company or a broker or in such manner as the Committee may otherwise determine to ensure compliance with applicable restrictions provided by French law.

6.6.
(i) Notwithstanding Section 6.4.2 above, if a Participant, other than a French Participant, is subject to tax liability (income tax and/or social security contributions) before the expiry of the Holding Period, such Participant may, before the expiry of the Holding Period, sell, or transfer, the sufficient number of issued or transferred shares to ensure that he/she can pay the corresponding tax liability.

(ii) Notwithstanding Section 6.4.2 above, the Committee may (in its absolute discretion) provide in the Award Document of a Participant, other than a French Participant, than the Participant may, before the expiry of the Holding Period, sell or transfer all the issued or transferred shares.

6.7
Except as otherwise provided in the Plan or in any Award Document or as otherwise determined by the Committee, RSUs will vest and the underlying Shares delivered to the Participant provided that a Termination of Employment has not occurred in relation to the Participant on or before the date set out in the Award Document for delivery of the underlying Shares to such Participant (vesting date)

6.8
Subject to the terms of the Plan and the Participant’s Award Documents, upon satisfaction of any applicable vesting conditions, the holder of RSUs shall be entitled to Shares equal to the number of RSUs that vested.

6.9
In the event of RSU granted to a Corporate Officer, the Board or the Committee shall determine in the Award Document the restrictions on transfer by the Corporate Officer prior to his Termination of Employment of any or all of the Shares underlying the RSU delivered to the Corporate Officer pursuant to the Plan.

6.10
 In the case of French Participants only, if the Shares of the Company are traded on an Applicable Exchange, no French Participant shall be permitted to sell, transfer or otherwise encumber the Shares delivered pursuant to RSUs during certain Closed Periods as provided for by Section  L. 225-197-1 of the French Commercial Code, as amended, so long as those Closed Periods are applicable to Shares underlying the Awards granted under Sections L. 225-197-1 to L. 225-197-5 of the French Commercial Code, as amended.

6.11	For the purpose of Section 6.10, a Closed Period means any of the following periods:

6.11.1      ten quotation days preceding and following the disclosure to the public ofthe consolidated financial statements of the Company;

6.11.2      the period as from the date the corporate management entities (involved in the governance of the Company, such as the Board) of the Company have been disclosed information which could, in the case it would be disclosed to the public, significantly impact the quotation of the Shares, until ten quotation days after the day such information is disclosed to the public.

6.12        RSUs are not Shares or securities of any kind and the Participants shall not be entitled to any shareholder rights, including without limitation, voting rights and/or dividend entitlements before the date of delivery of the Shares underlying the RSU.

6.13	Terminations of Employment.

Any RSUs granted to a Participant shall lapse and be of no further effect upon such Participant’s Termination of Employment before the date set out in the Award Document for delivery of the underlying Shares (vesting date), except as set forth below:

6.13.1
Upon a Participant’s Termination of Employment by reason of death, the Participant’s heirs are entitled to request that the numbers of Shares corresponding to the RSUs at the date of death be delivered, provided such request is made within six months as from the date of death. In the case of a Participant (other than a French Participant) who is subject to taxation in the US under section 409 A of the Code, such Shares will be delivered no later than the 15th day of the 3rd month following the date of death.

6.13.2
Upon a Participant’s Termination of Employment by reason of Disability, any RSUs granted to that Participant at the time of Termination of Employment shall vest and the underlying Shares shall be delivered immediately, but only to the extent such accelerated vesting is authorised under applicable French Laws. If such accelerated vesting is not authorised under applicable French Laws, the RSU shall vest and the underlying Shares shall be delivered but only on the second anniversary of the Grant Date.

6.13.3
Upon a Participant’s Termination of Employment by reason of Retirement, any RSUs granted to that Participant at the time of Termination of Employment shall vest and the underlying Shares shall be delivered but only on the second anniversary of the Grant Date

6.13.4	Notwithstanding the foregoing provisions of this Section 6.13, except in the event of death of a Participant, the Committee shall have the power, in its discretion, to apply different rules concerning the consequences of a Termination of Employment or to provide different rules in the Award Document; provided however, that if such rules are less favourable to the relevant Participant than those set forth above, such rules shall be set forth in the applicable Award Document. In addition, such rules shall comply with the other provisions of the Plan and notably with section 6.4 above.

SECTION 7. CHANGE IN CONTROL PROVISIONS

7.1	Impact of Event.

7.1.1    In the event of a Change in Control (as defined below), except to the extent the Committee specifically establishes otherwise for a particular Award, and except as provided in Section 3.3, immediately upon the occurrence of a Change in Control, any Options which are not then exercisable shall become exercisable.

7.1.2
For purposes of the Plan, a “Change in Control” shall mean the acquisition by any one person, or more than one person acting as a group, of Shares that, together with the Shares held by such person or group, constitute more than 50% of the total Fair Market Value or total voting power of all Shares; provided, that under no circumstance shall a Change of Control be deemed to have occurred in the event that all or any shareholders of the Company as of the date the Plan is adopted are or shall be deemed to become a group by virtue of any voting or shareholder agreement now or hereafter in effect; provided, further, that if any one person, or more than one person acting as a group, owns more than 50% of the total fair market value or total voting power of all Shares, the acquisition of additional Shares by the same person or persons shall not constitute a Change in Control:

7.1.3
Notwithstanding the foregoing, if any Award is subject to Section 409A of the Code, this Section 7 shall be applicable only to the extent specifically provided in the Award Document and permitted pursuant to Section 9.

SECTION 8. SECTION 16(b) OF THE EXCHANGE ACT

8.1	The provisions of this Section 8 are applicable to persons who are or who become subject to the provisions of Section 16(b) of the Exchange Act.

8.2
The provisions of the Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing recovery rules of Section 16(b) of the Exchange Act (“Section 16(b)”). Accordingly, the composition of the Committee shall be subject to such limitations as the Board deems appropriate to permit transactions pursuant to the Plan to be exempt

(pursuant to Rule 16b-3 promulgated under the Exchange Act) from Section 16(b), and no delegation of authority by the Committee shall be permitted if such delegation would cause any such transaction to be subject to (and not exempt from) Section 16(b).

SECTION 9.  SECTION 409A OF THE CODE

9.1	The provisions of this Section 9 are applicable to Participants (other than a French Participant) who are or who become subject to taxation in the US under Section 409A of the Code.

9.2
It is the intention of the Company that no Award shall be “non-qualified deferred compensation” subject to Section 409A of the Code, unless and to the extent that the Committee specifically determines otherwise as provided below, and the Plan and the terms and conditions of all Awards shall be interpreted accordingly.

9.3
The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement, and shall comply in all respects with Section 409A of the Code.

SECTION 10. TERM; AMENDMENT; TERMINATION

10.1	Effectiveness. The Plan shall be effective as December 15, 2006 (the “Effective Date”).

10.2	Termination. The Plan will terminate on the tenth anniversary of the Effective Date. Awards outstanding as of such date shall not be affected or impaired by the termination of the Plan.

10.3
Amendment of Plan. The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would materially impair the rights of the Participant with respect to a previously granted Award without such Participant’s consent, except such an amendment made to comply with applicable law, tax rules, share exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s shareholders to the extent such approval is required by applicable law or the listing standards of the Applicable Exchange.  However, in the case of French Participants only, no amendment shall be made which is inconsistent with French Laws and, in particular, French legislation regarding the granting of free shares and stock options, as defined in Articles L. 225-177 to L. 225-185 and  Articles L. 225-197-1 to L. 225-197-3 of the French

Commercial Code and French labor law. In addition, for French Participant only, any modification which could have an impact on the Participant’s rights or entitlement would be subject to French requirements.

10.4
Amendment of Awards. Subject to Section 3.3, the Committee may unilaterally amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall without the Participant’s consent materially impair the rights of any Participant with respect to an Award, except such an amendment made to cause the Plan or Award to comply with applicable law, tax rules, share exchange rules or accounting rules. In addition, in the case of French Participants only, any modification which could have an impact on the Participant’s rights or entitlement would be subject to French Laws.

SECTION 11. UNFUNDED STATUS OF PLAN

It is presently intended that the Plan constitute an “unfunded” plan for incentive and non-qualified deferred compensation.

SECTION 12. GENERAL PROVISIONS

12.1
Conditions for Issuance. The Committee may require each person purchasing or receiving Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the Shares without a view to the distribution thereof. The certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for Shares under the Plan prior to fulfillment of all of the following conditions: (i) listing or approval for listing upon notice of issuance, of such Shares on the Applicable Exchange; (ii) any registration or other qualification of such Shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and (iii) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

12.2
Additional Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

12.3
No Contract of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time. An Eligible Individual shall have no right to be designated a Participant.

Other than in the case of a French Participant or a Swiss Participant, by participation in the Plan, a Participant shall undertakes to waive all and any rights to compensation or damages in consequence of the termination of such Participant’s employment with the Company or any Subsidiary or Affiliate for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation and each Participant irrevocably and unconditionally undertakes to do all such acts and things, and shall execute all necessary documents, as shall be required to give effect to the foregoing provisions of this Section 12.3.  Other than in the case of a French Participant or a Swiss Participant, all rights under the Plan will be forfeited unless, at the time of Termination of Employment, the Participant executes a general release and waiver of claims as prescribed by the Board or the Committee.

12.4
Required Taxes. No later than the date as of which an amount first becomes includible in the gross income of a Participant for U.S. federal or other income tax purposes (or similar taxes in the applicable non-U.S. jurisdiction) with respect to any Award under the Plan, such Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes or social security (or similar) contributions of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company and subject to any applicable laws (including any laws that require that such withholding be effected as a repurchase and be permitted only to the extent such a repurchase would be permitted), withholding obligations may be settled with Shares, including, except for shares underlying RSU granted to the French Participants, Shares that are part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its any Subsidiary and Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.

12.5
Designation of Death Beneficiary The Committee shall establish such procedures (if any) as it deems appropriate for a Participant to designate a beneficiary to whom any amounts payable in the event of such Participant’s death are to be paid or by whom any rights of such eligible Individual, after such Participant’s death, may be exercised. The provisions of this Section 12.5 do not apply to French Participants.

12.6
Governing Law and Interpretation. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of Bermuda, without reference to principles of conflict of laws. The captions of the Plan are not part of the provisions hereof and shall have no force or effect provided that nothing in this Plan or the Awards made and actions taken thereunder will be construed as excluding any applicable laws which relate to the Participants, including without limitation, local labour laws.

12.7
Non-Transferability. An Award granted under the Plan to a Participant shall not be transferred, assigned or otherwise disposed of, except in the event of death as provided in section 5.6.1 and section 6.13.1 above.

12.8
Severability. The terms and conditions provided in the Plan are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable under French Laws or any other applicable laws, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

12.9
Data Protection. By participating in the Plan, the Participant consents to the collection, processing, transmission and storage by the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company may share such information with any Subsidiary or Affiliate, any trustee, its registrars, brokers, other third party administrator or any person who obtains control of the Company or one of its Subsidiaries or divisions.

12.10
Foreign Employees and Foreign Law Considerations. The Committee may grant Awards to Eligible Individuals who are foreign nationals, who reside outside Bermuda or who are not compensated from a payroll maintained in Bermuda or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside Bermuda, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and comply with such legal or regulatory provisions, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or sub-plans as may be necessary or advisable to comply with such legal or regulatory provisions (including to avoid triggering a public offering or to maximize tax efficiency).

12.11
Compliance with the provisions of the French Commercial Code for the French Participant. The terms of the Plan applicable to the French Participant intend to comply with the provisions of Articles L.225-177 to L.225-185 and Articles L.225-197-1 to L. 225-197-3 of the French Commercial Code and French employment law. The Plan shall be construed and operated with that intention.

* * *